 Contract of LPG Pipeline Installation
  (The 2nd. September, 2006)

Party A: Zunyi Branch of Guizhou Tobacco Co. (hereafter called

“Party A” below)

Party B: Zunyi Jiahong Gas Co Ltd (hereafter called “Party B”

below)

Both parties mentioned above have reached this agreement on the issue of installation of LPG pipeline through friendly negotiations. To clarify either party’s responsibilities as well as obligations for mutual observance during the execution, relevant clauses and conditions are stipulated herewith just as follows:

1)	Contract object

Party B will provide Party A with design, installation and construction of LPG pipeline system for Party A’ s (known as Zunyi Tobacco Co’s)
residential building. The LPG system referred to with this contract includes Central Gas Station, Pipeline network, indoors-system, Indoors-appliance (excluding gas stoves or heaters) and other necessary on-line auxiliary or supporting facilities.

2)	Quality of the project

Quality of the project will be observed as per the standards of inspection for acceptance for LPG pipeline installation issued by certain organizations under central government and also as per Party A’s recognized detailed shop-drawings regarding this project. The quality of the pipes should be completely up to the certain regulations issued by relevant organizations under central government and the key controllers like valves will be taken from importation.

3)	Unit price and total amount of the contract

The unit price for the target LPG system project is RMB 2,500 per household. With 150 households in all, the total amount of this contract will be RMB 375,000.00 say: RMB Three Hundred and Seventy Five Thousand Yuan Only.

4)	Payment terms

Party A will pay 50% of the total contract amount to Party B three months before Party B enters into the working site. Once Party B has completed the project which has successfully passed the inspection for acceptance made by government officers in charge of gas utility affairs,
Party A should pay Party B another 47% amount against the contract value within three days while the rest amount of 3% has to be kept as quality guarantee deposit that can only be refunded to Party B from Party A within one week upon expiration date of quality warranty period.

5)	The project duration

As soon as this contract is signed, Party A should provide Party B with the residential complex’s construction completion plan and also duly send the notification of Entering into the working site for installation to
Party B when the residential complex has already possessed readiness
For the gas project (e.g. the buildings are covered with roofs, outdoors-main-walls are completed and the standard height of the courtyard land are made up). Then, Party B has to complete the entire installation and construction of the LPG system within 60 working days after receiving the notification sent by Party A.

6)	Rights and obligations for both parties

A)	For Party A
a)	Pays the due amount as per payment stipulations of the contract to Party B.
b)	Offers land for building up central gas station and locate it as per security plan issued by certain government organizations. Also be responsible for completion of water, electricity and roads linked with the said station.
c)
Assists Party B to educate the users to observe those warnings and regulations told by “ Users’ Manual for Safe use of LPG pipeline System” and take good care of the facilities and appliance of the system.

d)
Cooperates with Party B for smooth progress of installation and construction and provide Party B with due working conditions necessarily on the spot based on detailed shop-drawings. In case that completion of the project is delayed because of occurring of the working conditions, Party B is to be allowed to postpone the time for completion accordingly.

e)
As LPG pipeline system is a part of the supporting facilities attached to Party A’s buildings, hence, Party A has to actively assist Party B to submit all the applications regarding the project for government’s approval. The handling charges for such affairs are supposed to be all covered by Party B itself.

B)	For Party B
a)	Sends professional project supervisors to watch and check the whole course of the installation and construction as quality control measures.
b)
Assures timely progress of the project and good quality of the system built up. The final handover can only be made under the approval by the government department in charge of urban construction strictly as per “The Regulations of Inspection and Acceptance for Urban LPG Pipeline Project“ issued by certain government department.

c)	Is responsible for submitting the applications for government approving the installation and construction and pay for the charges concerned.
d)	Remains to be responsible for maintaining the facilities and appliance free in one-year warranty period even though the handover is made after the network of the system is completed and readiness under qualified conditions for supplying gas and starting ignition is confirmed with successfully passing through the formalities of inspection and acceptance.
e)	Spread “Users’ Manual for Safe use of LPG pipeline System” to all the users and make them be well aware of the common sense and instructive points regarding safely using the pipeline system.
f)	Once LNG enters into Zunyi City, Party B will be responsible to make the complex’s pipeline system to be linked with the main pipeline of LNG system free of charge.

7)	Responsibility of breach of the contract

A)	For Party A
Once the contract is signed, Party A, if not takes action of executing the contract or not effects payments for those steps stipulated in the contract, will then completely bear the economic loss caused by such breach of the contract and additionally pays penalty fees amounted to that of 10% against the contract value.
Delayed paying will arouse late-fees amounted to that of 1% against the value of the original penalty fees per month.
B)	For Party B
a)	Unless force majeure occurs, Party B, if does not complete the project as per the decided schedule, will then pay penalty fees amounted to RMB1,000 per day to Party A for per-day delay.
b)
If failed to pass the inspection or with loss being made because of the problems caused by unreasonable design for the gas system or poor-quality of the project, Party B will be held responsible for making up the loss except those accidents caused by users’ improper use of the gas system.

8)	Settlement for disputes

With dispute, if any, both parties agree, first of all, to negotiate with each other for solution, otherwise, both also agree to go for lawsuit locally at People’s Court in Zunyi.

For those matters not stipulated in this contract but practically meet with, both parties agree to mutually work out solution to settle them by signing a supplementary agreement to add to this contract. The said supplementary agreement will become a part of the contract and bear the same lawful effectiveness with the original contract.

9)	The contract will come into force as soon as both signatures and stamps are put on it.

10)	The contract has been made into four sets, of which, either party keeps two for files and for execution as well.

Party A: Zunyi Branch of Guizhou Tobacco Co.

Representative: (Signed)

Address: No.47 Daxing Road, Honghuagang District, Zunyi, Guizhou

Tel: 0852 - 8259004

Party B: Zunyi Jiahong Gas Co Ltd

Representative: (Signed)

Address: The 2nd Floor in Area No.2, Ruian Garden, Honghuagang District, Zunyi, GUizhou

Tel: 0852 - 8272724

Dated on 02 Sept., 2006